[GRAPHIC OMITTED]                                                NEWS RELEASE
                                    Contact:
                                                                 Bea Slizewski
                                                                 Agrilink Foods
                                                                 716-264-3189

               AGRILINK FOODS ENTERS LETTER OF INTENT WITH VESTAR


     ROCHESTER, NY, March 12, 2002...In light of recent information disclosed in a trade publication, Agrilink Foods (a wholly-owned subsidiary of Pro-Fac Cooperative, Inc. Nasdaq: PFACP), today confirmed that it has entered into an exclusive letter of intent with Vestar Capital Partners related to a capital investment of $175 million. The investment would be in the form of preferred and common shares. The closing of the transaction is subject to the negotiation and execution of definitive agreements, together with other customary conditions of closing. Further information will be provided upon execution of definitive agreements.

     "Deleveraging our balance sheet with these investment proceeds will strengthen the Company's position in the highly competitive food industry," stated Dennis M. Mullen, Agrilink Foods president and chief executive officer.

     Pro-Fac Cooperative, an agricultural marketing cooperative which consists of about 600 members, processes fruits, vegetables and popcorn through its wholly-owned subsidiary, Agrilink Foods. These commodities are processed and marketed as branded, private label and foodservice products in facilities located throughout the United States, including the Birds Eye line of products.

                                      -30-

     The securities referred to above will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to, strong competition in the food industry, including competitive pricing, the integration of acquisitions, the effect of adverse weather conditions on the volume and quality of raw products, interest rate fluctuations, the effectiveness of marketing and shifts in market demand. Please refer to Agrilink Foods' and Pro-Fac's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, and the risk factors section of Pro-Fac Cooperative's prospectus dated October 26, 2001, as well as other reports and information filed by Agrilink Foods and Pro-Fac Cooperative with the Securities and Exchange Commission, for more information on factors that could cause actual results to differ.